UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

(Amendment No. 1)*

Under the Securities Exchange Act of 1934

Molekule Group, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

007744105

(CUSIP Number)

December 31, 2022

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	☐	Rule 13d-1(b)
	☒	Rule 13d-1(c)
	☐	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 007744105	Page 1 of 4

1	NAMES OF REPORTING PERSONS
Northeastern University

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐ (b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Massachusetts

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 007744105	Page 2 of 4

Item 1(a)	Name of Issuer:
Molekule Group, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:
10455 Riverside Dr., Palm Beach Gardens, FL 33410

Item 2(a)	Name of Persons Filing:
Northeastern University (the “Reporting Person”)

Item 2(b)	Address of Principal Business Office or, if none, Residence:
360 Huntington Avenue, Boston, MA 02115

Item 2(c)	Citizenship:
Massachusetts

Item 2(d)	Title of Class of Securities:
Common stock, par value $0.01 per share

Item 2(e)	CUSIP No.:
007744105

Item 3	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

This statement is not filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c).

Item 4	Ownership:
(a) Amount beneficially owned:

0

(b) Percent of class:

0%

CUSIP No. 007744105	Page 3 of 4

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

0

(ii) Shared power to vote or to direct the vote:

None

(iii) Sole power to dispose or to direct the disposition of:

0

(iv) Shared power to dispose or to direct the disposition of:

None

Item 5	Ownership of Five Percent or Less of a Class:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:
Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:
Not applicable.

Item 8	Identification and Classification of Members of the Group:
Not applicable.

Item 9	Notice of Dissolution of Group:
Not applicable.

Item 10	Certifications:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP No. 007744105	Page 4 of 4

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 8, 2023		Northeastern University

	By:	/s/ Thomas E. Nedell
		Name:	Thomas E. Nedell
		Title:	Senior Vice President of Finance and Treasurer